SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
                                               (Amendment No. ____)

Filed by the Registrant                              [ X ]

Filed by a Party other than the Registrant           [  ]

Check the appropriate box:

[X]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                           Famous Host Lodging V, L.P.
                (Name of Registrant as Specified In Its Charter)

-------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]      No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1) Title of each class of securities to which transaction applies:

                  -------------------------------------------------------

         2) Aggregate number of securities to which transaction applies:

                  -------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                  Purchase price for registrant's property


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         4)       Proposed maximum aggregate value of transaction:

                  $4,100,000

         5)       Total fee paid:

                  $820

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

                  --------------------------------------------------------

         2)       Form, Schedule or Registration Statement No.:

                  --------------------------------------------------------

         3)       Filing Party:

                  --------------------------------------------------------

         4)       Dated Filed:

                  --------------------------------------------------------

                                                             PRELIMINARY COPY



                              INFORMATION STATEMENT


                       PROPOSED ACTION BY WRITTEN CONSENT
                               OF LIMITED PARTNERS
                                       OF
                           FAMOUS HOST LODGING V, L.P.

                                 May ____, 1998

                            SOLICITATION OF CONSENTS

         The limited partners (the "Limited Partners") of FAMOUS HOST LODGING V, L.P., a California limited partnership (the "Partnership"), are being asked to consider and approve by written consent the proposed sale of all of the Partnership's interests in real property and related personal property (the "Property"), which proposal is described hereinafter. If the proposal is approved and the proposed sale is consummated, among other things, all of the Partnership's assets will be liquidated and the Partnership will be dissolved. See "Effects of Approval of the Proposal" below.)

         THE ENCLOSED FORM OF ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS (THE "CONSENT") IS SOLICITED ON BEHALF OF THE PARTNERSHIP AND GROTEWOHL MANAGEMENT SERVICES, INC., THE MANAGING GENERAL PARTNER OF THE PARTNERSHIP (THE "MANAGING GENERAL PARTNER"). This Information Statement and the enclosed Consent were first sent to the Limited Partners on or about May __, 1998.

         Units of limited partnership interest in the Partnership (the "Units") represented by Consents duly executed and returned to the Partnership on or before July __, 1998 (unless extended by the Managing General Partner pursuant to notice mailed to the Limited Partners) will be voted or not voted in accordance with the instructions contained therein. If no instructions for the proposal are given on an executed and returned Consent, Units so represented will be voted in favor of the proposal. The Managing General Partner will take no action with respect to the proposal addressed herein except as specified in the duly executed and returned Consents.

         The cost of this solicitation of Consents is being borne by the Partnership. Such solicitation is being made by mail and, in addition, may be made by officers and employees of the Partnership and the Managing General Partner, either in person or by telephone or telegram.

                            REASONS FOR THE PROPOSAL

         The Partnership was formed in 1984 and its motel property located in Barstow, California opened for business during 1985.

         This Information Statement has been prepared to ask the Limited Partners to approve the sale of the Property for cash in the amount of the appraised fair market value of $4,100,000.

         It has always been the intention of the Partnership to liquidate the Property when it became apparent that the best interests of the Limited Partners would be served by doing so. The Managing General Partner has received inquiries over the years as to when the Property was to be sold and the Partnership


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

liquidated. Its response, until recently, has been that because of overbuilt and depressed motel market conditions, the time was not right for a sale of the Property. Conditions have changed, and the Managing General Partner believes that the Property should be sold now and the Partnership liquidated.

         During September and October 1997, Everest Properties II, LLC, a member of an affiliated group of entities which is the second largest investor group in the Partnership (the "Everest Group"), made an offer to purchase the Property and the motel properties of four other California limited partnerships as to which the Managing General Partner serves as general partner (the "GMS
Partnerships"). The purchase price set forth in the October offer was $2,614,730, a price far below $4,100,000, the recent appraised value and the price offered in the current proposal. The Managing General Partner rejected the prior offer, and a conflict between the Everest Group and the Partnership arising out of the rejection resulted in lawsuits. Inasmuch as the Managing General Partner agreed with the Everest Group in principle that the Property should be sold, a settlement was reached whereby, among other things, the Managing General Partner agreed to take steps to sell the Property, and the lawsuits were dismissed.

         As discussed more fully below under "Appraisal of the Property," the Property has been appraised by PKF Consulting, a highly-respected national hospitality industry specialist. Its conclusion is that the aggregate fair market value of the Property is $4,100,000, which is the proposed purchase price of the Property. The purchase price is to be paid in cash, and the net proceeds thereof will be distributed in accordance with the Partnership Agreement upon the close of the sales transaction and the concomitant dissolution of the Partnership. Termination of the Partnership will occur as soon as the winding up process can be completed.

         The Managing General Partner is recommending the approval of the transaction by the Limited Partners for the following reasons:

      The Managing General Partner believes that the sale value of the Property is now at the crest of a seller's market which may not last much longer. Although there can be no assurance that the Property's value will not increase over time, the Managing General Partner believes that within the next five years only modest increases in the Property's value can be expected to occur. This belief is substantiated by the appraisals. The Managing General Partner believes that now is the time to sell the Property.

      The Partnership's intention has always been to sell the Property when the market conditions warranted sale. It was never an investment objective of the Partnership to hold the Property permanently.

      The Managing General Partner understands that the circumstances of many of the Limited Partners have changed over the life of the Partnership and believes that the Limited Partners should be presented with an opportunity to liquidate their investments. In this regard, the Managing General Partner believes it is important to understand that no true market exists for the sale of Units. Heretofore, to dispose of their Units, Limited Partners have had to arrange private sales, or accept tender offers, at prices well below the correlative value of the underlying assets.

      The Properties are proposed to be sold to the Buyer for $4,100,000, approximately $1,485,000 more than was offered for the Properties in October 1997 by the Everest Group. The sales price is equal to the


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

     appraised value of the Properties as determined by PKF Consulting, an independent real estate advisory firm specializing in the valuation of lodging properties. The proposed sale will be for all cash. PKF Consulting has rendered to the Partnership a fairness opinion, stating its opinion that the sales price is fair to the Partnership. The contract of sale between the Partnership and the Buyer provides for a closing of the sale on July 15, 1998 or within 30 days after approval of the sale by the limited partners of the Partnership, whichever occurs later. For these reasons, and because of the length of time that widespread marketing of the Properties might take, the General Partner has not actively marketed the Properties for sale. There can, therefore, be no assurance that the proposed sale of the Properties to the Buyer is at the highest price attainable for the Properties.

      As of __________________, 1998, the Limited Partners had already received, over the life of the Partnership, the sum of $________ per Unit (more than twice their $1,000 per Unit original investment) in the form of quarterly distributions. Upon the sale of the Properties pursuant to the proposed transaction, the Limited Partners would receive an additional pretax distribution in the estimated amount of $__________ per Unit.

                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

         The only outstanding class of voting securities of the Partnership is the Units. Each Unit entitles its holder to one vote on the proposal.

         All Limited Partners as of the date action is taken on the proposal (the "Record Date") are entitled to notice of and to vote on the proposal. As of April 13, 1998 there were 9,022 Units outstanding and a total of 1764 Limited Partners entitled to vote such Units. With respect to the proposal to be voted upon, the favorable vote of Limited Partners holding in excess of 50% of the Units outstanding as of the Record Date will be required for approval. There are no rights of appraisal or similar rights of dissenters with regard to the proposal to be voted upon.

         As of April 13, 1998 no person or group of related persons was known by the Partnership to be the beneficial owner of more than 5% of the Units, except the following group of related Unit holders:

  Everest Lodging Investors, LLC         261 Units         2.89%
  Everest Madison Investors, LLC         298 Units         3.30%
                                         -----------------------
         Total                           559 Units         6.19%

Neither the Managing General Partner nor any of its affiliates are the beneficial owners of any Units.

         No meeting will be held with regard to this solicitation of the Limited Partners. Voting may be accomplished by completing and returning to the offices of the Partnership, at 2030 J Street, Sacramento, California 95814, telephone:
(916) 442-9183, the form of Consent included herewith. Only Consents received prior to the close of business on the date (the "Action Date") which is the earlier of (i) the date on which the Partnership receives approval of the proposal by a majority-in-interest of the Limited Partners, or (ii) July __, 1998 (unless extended by the Managing General Partner pursuant to notice mailed to the Limited Partners), will be counted toward the vote on the proposal. However, Limited Partners are urged to return their Consents at the earliest practicable date.

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         If  a  Limited  Partner  has  delivered  an  executed  Consent  to  the
Partnership, the Limited Partner may revoke such Consent not later than the close of business on the date immediately prior to the Action Date. As of the Action Date, the action which is the subject of this solicitation will either be effective (if the requisite number of executed Consents have been received by the Partnership) or the solicitation period will have expired without approval of the proposal. The only method for revoking a Consent once it has been delivered to the Partnership is by the delivery to the Partnership prior to the Action Date of a written instrument executed by the Limited Partner who executed the Consent which states that the Consent previously executed and delivered is thereby revoked. Other than the substance of the revocation described above, no specific form is required for such revocation. An instrument of revocation will be effective only upon its actual receipt prior to the Action Date by the Partnership or its authorized agent at the Partnership's place of business as set forth in the foregoing paragraph.

                       CONSENT UNDER PARTNERSHIP AGREEMENT

         Pursuant to Section 14.1(e) of the Partnership's Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement"), a majority-in-interest of the Limited Partners must approve or disapprove the sale of all or substantially all of the Partnership's assets. Because the Property constitutes substantially all of the Partnership's assets (as discussed below under "The Property and the Partnership's Business"), the Managing General Partner and the Partnership are seeking the approval of the proposed sale of the Property by a majority-in-interest of the Limited Partners. If the proposal is approved by the Limited Partners but the proposed sale of the Property described herein is not consummated because one or more of the conditions precedent to the sale (see "Purchase Agreement") is not satisfied (excluding the condition precedent that the Limited Partners approve the proposed sale), the Managing General Partner will consider the Limited Partners' approval of the proposal set forth herein to constitute approval of any purchase offer for the Property if such purchase offer is reflected in an executed purchase agreement no later than January 1, 1999, is consummated no later than June 30, 1999, is for "all cash," and is for an amount equal to or greater than $4,100,000. If the Managing
General Partner should receive more than one such purchase offer, it would accept the best offer, unless the Managing General Partner had already entered into a binding contract for a less favorable offer. However, notwithstanding the preceding, if prior to entering into a binding contract the Managing General Partner should receive one or more "all cash" purchase offers and also should receive one or more purchase offers in an amount greater than that set forth in the highest "all cash" offer but entailing the receipt by the Partnership of a promissory note for part of the purchase price, the Partnership would present all such offers to the Limited Partners for approval.

         In the event the Limited Partners do not approve the proposal, the Partnership will not proceed to implement the proposed sale of the Property.

                   THE PROPERTY AND THE PARTNERSHIP'S BUSINESS

         The Property consists of a leasehold interest in land located in Barstow, California, the hotel property constructed thereon by the Partnership, another leasehold interest in a restaurant, and the related personal property.


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

Narrative Description of Business

(a)      Franchise Agreements

         The Partnership operates its hotel property as a franchisee of Holiday Inns, Inc. Holiday Inns offer accommodations in the mid-range of the lodging industry in terms of facilities and prices.

(b)      Operation of the Hotel and Restaurant

         Brown & Grotewohl, a California general partnership which is an affiliate of the Managing General Partner (the "Manager"), manages and operates the Partnership's hotel and restaurant. The Manager's management responsibilities include, but are not limited to, supervision and direction of the Partnership's employees having direct responsibility for the operation of the hotel and restaurant, establishment of room rates and direction of the promotional activities of the Partnership's employees. In addition, the Manager directs the purchase of replacement equipment and supplies, maintenance activity and the engagement or selection of all vendors, suppliers and independent contractors. The Partnership's financial accounting activities are performed by the hotel and restaurant staff and a centralized accounting staff, all of which work under the direction of the Managing General Partner or the Manager. Together, these staffs perform all bookkeeping duties in connection with the hotel and restaurant, including all collections and all disbursements to be paid out of funds generated by hotel and restaurant operations or otherwise supplied by the Partnership.

         As of December 31, 1997, the Partnership employed a total of 49 persons, either full or part-time, at its hotel and restaurant, including eight desk clerks, 16 housekeeping and laundry personnel, four maintenance personnel, one general manager, four cooks and dishwashers, 11 servers and bus persons, four bartenders and one restaurant manager. In addition, and as of the same date, the Partnership employed 11 persons in administrative positions at its central office in Sacramento, California, all of whom worked for the Partnership on a part-time basis. They included accounting, investor service, sales and marketing and hotel supervisory personnel, secretarial personnel, and purchasing personnel.

(c)      Competition

         As discussed in greater detail below, the Partnership faces intense competition from hotels and motels of varying quality and size, including other mid-range hotels and motels which are part of nationwide chains and which have access to nationwide reservation systems.

Properties

         On May 10, 1984, the Partnership entered into a long-term lease of 3.05 acres of unimproved land located on East Main Street in Barstow, California. The leasehold is located within a 15-acre parcel which was developed as a lodging, restaurant, retail and theater complex known as "Barstow Station Too!". The Partnership's hotel is the only hotel or motel to be included in the complex. The original term of the lease was for 50 years with the lessee's option to renew for three additional 10-year periods.

         The Barstow hotel, which consists of 148 guestrooms, was placed in service on December 31, 1985, at which date 96 guestrooms were available for occupancy. The remaining 52 guestrooms became available for occupancy on March 15, 1986.

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

         On June 15, 1987 the Partnership commenced operation of a family restaurant and cocktail lounge immediately adjacent to the Barstow hotel. The Partnership leases the restaurant facility from Fred Rosenberg, the lessor of the hotel site.

         On May 30, 1990, the Partnership entered into a written agreement with the lessor for the amendment of the hotel and restaurant facility leases. The restaurant facility lease term was extended from January 1, 1991 to December 31, 2010; however, the Partnership has the option of terminating the lease after January 1, 2001 if the Partnership should terminate its license to operate the hotel as a franchise of Holiday Inns, Inc. Additional rent for the hotel site and restaurant facility was changed so as to be the amount by which 9% of the combined annual gross sales from the hotel and restaurant facility exceeds the combined annual minimum rent ($275,556 as of December 31, 1997; $280,116 as of December 31, 1998) under the hotel site and restaurant facility leases.

         The leases provide that the improvements constructed by the Partnership on the leased premises will remain the property of the Partnership during the lease term but that upon expiration of the leases, title to any such improvements will pass to the lessor.

         In 1997, the Partnership incurred a total of $285,302 in rent expense for its Barstow hotel site and restaurant facility. In addition, the Partnership pays all property taxes and assessments for each leasehold site.

         The Partnership's hotel achieved the following average occupancy rates and average room rates during 1997, 1996 and 1995:


                           1997           1996         1995
                      -------------------------------------------
Average Occupancy          68.6%         71.1%         74.9%
Rate
Average Room Rate         $66.30         $64.63       $60.95

         The  following   lodging   facilities   provide   direct  and  indirect
competition to the Partnership's Barstow hotel:

                                                    Approximate
                               Number                 Distance
   Facility                    Of Rooms             From The Hotel
-------------------------------------------------------------------------
Quality Inn                      100                  Adjacent
Days Inn                         113                 0.25 Mile
Comfort Inn                       62                 0.50 Mile
Vagabond Inn                      67                 0.50 Mile
Best Western                      79                 0.50 Mile
Holiday Inn Express               65                 3.00 Miles

         The Barstow hotel's major sources of patronage are generated by local military bases, with civilian Federal employees, military personnel and Federal government contractors generating approximately 26% of the hotel's room revenue. The Barstow area also attracts traveling salespeople and other commercial travelers, as well as leisure travelers.

         For a discussion of the revenue received by the Partnership from the restaurant see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

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                               PURCHASE AGREEMENT

         On _______________, the Partnership entered into an agreement to sell the Property to Tiburon Capital Corporation, San Francisco, California, or a nominee of Tiburon Capital Corporation (the "Buyer"), for the sum of $4,100,000, payable in cash at the close of escrow. Escrow was opened at Chicago Title Company, San Francisco, California on _______________ 1998.

         The  Buyer is a  California  corporation.  It is  anticipated  that the nominee of the Buyer, which would ultimately own the Property, would be a limited liability company in which Mark Grotewohl would be involved as a member and, as such, Mark Grotewohl would be entitled to 50% of the profits of that company. He would also be the manager of the motels owned by the company. Mark Grotewohl is the son of Philip Grotewohl, the owner of 50% of the stock of the Managing General Partner. He was employed until recently as the marketing and sales director for the five GMS Partnerships. It might be contended that Mark Grotewohl is, by virtue of his past relationship with the Partnership, an Affiliate of the Partnership as defined in its Partnership Agreement. Under
Section 11.2 of the Partnership Agreement, the Partnership is not permitted to sell its real property to "Affiliates" of the General Partner. The General Partner believes that, based on the facts and circumstances, Mark Grotewohl is not an Affiliate of the Partnership or General Partner. (The Partnership Agreement defines "Affiliate" as (i) any person directly or indirectly controlling, controlled by, or under common control with another person, (ii) a person owning or controlling 10% or more of the outstanding voting securities of another person, (iii) any officer, director or general partner of such person, and (iv) any person who is an officer, director or general partner of any of the foregoing.

         The Buyer has made a contemporaneous offer to purchase the motel properties of the four other GMS Partnerships. The offers made by the Buyer for the properties of each of the GMS Partnerships have been evaluated independently by the Managing General Partner. Other than with respect to the purchase price of each motel, the offers are on identical terms. If the limited partners of the other partnerships do not approve the sale of their respective properties to the Buyer, the Buyer has the right and option not to proceed with the proposed purchase of the Property from the Partnership, even if the Limited Partners approve this sale. In this regard, the Partnership has not solicited any offers to purchase the Property or the motel properties of the other GMS Partnerships, has not listed the Property or the motel properties of the other GMS Partnerships for sale with independent brokers, and has not otherwise actively sought competing offers for the Property or the motel properties of the other GMS Partnerships. Consequently, the offer presented by the Buyer is the only offer that the Managing General Partner has received for the Property or the motel properties of the other GMS Partnerships other than those presented by the Everest Group.

         There are a number of significant conditions to the consummation of the proposed sale of the Property; therefore, there can be no assurance as to whether, or when, such transaction will be consummated. Among these conditions are the Partnership's receipt of the approval of the Limited Partners; the Buyer's receipt (at the Partnership's expense) and approval of an ALTA Survey and preliminary title report for the Property; the absence of any damage or loss to the Property prior to the closing date in excess of $50,000; the decision by the Buyer, in its unfettered discretion, to terminate the proposed purchase prior to June 30, 1998, provided that this deadline may be extended upon request of the Buyer for up to 15 days; the Buyer's receipt prior to June 30, 1998 of a loan commitment for financing in an amount of not less than 90% of the purchase


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

price of the Property, provided that the deadline may be extended upon request of the Buyer for up to 15 days; and receipt by the Partnership of any necessary approvals of the sale by, among others, the franchisor, and the landlords. The Managing General Partner expects that such conditions will be satisfied;
however, there can be no assurances in this regard. No federal or state regulatory requirements must be complied with, or approvals obtained, in connection with the transaction.

         The Buyer will deposit the sum of $21,000 into escrow on the later of the expiration of the Buyer's inspection period referred to above or the date the Partnership notifies the Buyer that the Limited Partners have approved the proposed sale of the Property. Should the Buyer default in the performance of its obligations under the purchase agreement, the Partnership will be entitled to retain said deposit as its only damages.

         The Partnership and the Buyer will share closing costs. The Managing General Partner anticipates that the Partnership's share of aggregate closing costs, including real estate brokerage commissions, will be approximately $153,750. Included therein is a real estate brokerage commission payable to Everest Financial, Inc., a member of the Everest Group, in an amount equal to 2.75% of the purchase price. Everest Financial, Inc. has agreed to reallow 1.25% of the purchase price to the Buyer's broker or, at the Buyer's option, the Buyer will be entitled to a credit against the purchase price in the amount of 1.25% of the purchase price. It is possible that Everest Financial, Inc. may also receive a loan brokerage fee from the Buyer.

                       EFFECTS OF APPROVAL OF THE PROPOSAL

General

         The consummation of the proposed sale of the Property and the concomitant dissolution of the Partnership should result in the following consequences for the Partnership, the Limited Partners and the General Partners:

(i) The Limited Partners are expected to receive the distributions of net cash proceeds from the sale of the Property as described below.

(ii) The Limited Partners and the General Partners are expected to realize the Federal income tax consequences as described below.

(iii) All of the Partnership's assets will be liquidated and the Partnership will be dissolved and terminated.

         The consequences stated above are discussed in more detail in the subsections which follow. Those subsections, in part, include computations as to the cash proceeds to be received and distributed by the Partnership, and the taxable gain and allocations thereof to be made by the Partnership, in the event the proposed sale is consummated. HOWEVER, THIS INFORMATION IS PRESENTED SOLELY FOR THE PURPOSES OF EVALUATING THE PROPOSAL. ALL AMOUNTS ARE ESTIMATES ONLY. ALL COMPUTATIONS ARE BASED ON ASSUMPTIONS (SUCH AS THE DATE OF SALE, THE EXPENSES OF THE SALE, AND THE RESULTS OF PARTNERSHIP OPERATIONS THROUGH THE DATE OF SALE) WHICH MAY OR MAY NOT PROVE TO BE ACCURATE AND SHOULD NOT BE RELIED UPON TO INDICATE THE ACTUAL RESULTS WHICH MAY BE ATTAINED.

Determination and Use of Net Proceeds

         The following is a summary of the projected amount of cash to be received by the Partnership and the projected amount of cash to be distributed to the Limited Partners, assuming the Property is sold for a gross sales price of $4,100,000. This summary has been prepared by the Managing General Partner.

         If the proposed transaction is consummated on September 30, 1998, it is estimated that the Partnership would receive the following net proceeds:

Gross sales price                                   $4,100,000

Less: Real estate commission                          (112,750)
      Estimated escrow and closing costs               (41,000)

Net proceeds of sale                                $3,946,250

         The Partnership's real property taxes are payable twice yearly on April 10 and December 10, partially in arrears, in the current amount of $31,560 each. The Partnership's minimum lease payment for its leasehold interests is $23,343 monthly. Accordingly, if the proposed transaction is consummated, the actual date of consummation will determine whether there is a credit to the Partnership for prorated lease payments and/or a credit to the Buyer for prorated real property taxes. Similarly, the amount indicated below as the estimate of reserves available for distribution on dissolution of the Partnership will vary depending on the actual date of consummation of the proposed transaction.

         The net proceeds of $3,946,250 estimated to be received by the Partnership from the proposed transaction, in the estimated amount of $437.40 per Unit based on a closing date of September 30, 1998, would be distributed entirely to the Limited Partners. The Partnership's cash reserves would be retained for the payment of accounts payable and other liabilities and expenses incurred to that date or expected to be incurred in connection with the operation of the Property through the date of sale and the operation and winding-up of the Partnership through its termination, and the balance, estimated to be $16,336 or $1.81 per Unit, also would be distributed entirely to the Limited Partners. Alternatively, if the proposed sale is not approved, the Partnership would continue to operate the Property for an indeterminate period pending receipt of another purchase offer which is acceptable to the Limited Partners. The Managing General Partner estimates that if the Property is not sold the Partnership will make average annual distributions to the Limited Partners of from zero to $324,792 ($36.00 per Unit) for the foreseeable future. However, there can be no assurance that the Managing General Partner's estimate in this regard will be borne out.

Federal Income Tax Consequences

         (a) General. The following is a summary of the Federal income tax consequences expected to result from consummation of the proposed transaction based on the Internal Revenue Code of 1986, as amended (the "Code"), existing laws, judicial decisions and administrative regulations, rulings and practices. This summary is general in content and does not include considerations which might affect certain Limited Partners, such as Limited Partners which are trusts, corporations or tax-exempt entities, or Limited Partners who must pay an alternative minimum tax. Except as otherwise specifically indicated, this summary does not address any state or local tax consequences.

         Tax counsel to the Partnership, Derenthal & Dannhauser, has delivered an opinion to the Partnership which states that the following summary has been reviewed by it and, to the extent the summary involves matters of law, represents its opinion, subject to the assumptions, qualifications, limitations and uncertainties set forth therein.

         (b) Characterization of Gain. Upon the sale of property, the owner thereof measures his gain or loss by the difference between the amount of consideration received in connection with the sale and the owner's adjusted basis in the property. A gain will be recognized for Federal income tax purposes. This is so because the depreciation used for Federal income tax purposes, which decreases adjusted basis, was greater than that used for book purposes.

         The Property should constitute "Section 1231 property" (i.e., real property and depreciable assets used in a trade or business which are held for more than one year) rather than "dealer" property (i.e., property which is held primarily for sale to customers in the ordinary course of business). While it is possible that the Internal Revenue Service will argue that the Property is "dealer" property, gain upon the sale of which would be taxed entirely as ordinary income, tax counsel to the Partnership is of the opinion that it is more likely than not that such an assertion would not be sustained by a court.

         A Limited Partner's allocable share of Section 1231 gain from the sale of the Property would be combined with any other Section 1231 gains or losses incurred by him in the year of sale, and his net Section 1231 gains or losses would be taxed as long-term capital gains or constitute ordinary losses, as the case may be, except that a Limited Partner's net Section 1231 gains will be treated as ordinary income to the extent of net Section 1231 losses for the five most recent years which have not previously been offset against net Section 1231 gains.

         Long-term  gain on sale of Section  1231  property is taxed as follows:
(i) the excess of accelerated depreciation over straight-line depreciation is taxed at ordinary income rates, (ii) to the extent that any other gain would be treated as ordinary income if the property were depreciable personal property rather than depreciable real property, at a maximum rate of 25%, and (iii) the balance at a maximum rate of 20%.

         Set forth below are the Managing General Partner's estimates of the total taxable gain for Federal income tax purposes, and the allocations thereof, which will result if the proposed sale of the Property is consummated, based on an assumed closing date of September 30, 1998. These estimates do not include any amounts relating to Partnership operations prior to the sale of the Property or relating to dissolution of the Partnership. These estimates are not the subject of an opinion of counsel.

                                       Portion
                    Total              Taxed As       Portion        Portion
                    Estimated          Ordinary       Taxed At       Taxed At
                    Gain               Income         25% Rate       20% Rate
                    -----------------------------------------------------------

Limited Partners    $2,676,000         $    0        $2,676,000      $    0

General Partner         27,000              0            27,000           0
                        ------          -----            ------       -----

Total               $2,703,000         $    0        $2,703,000      $    0
                     =========          =====         =========       =====

Per Unit               $296.61         $    0           $296.61      $    0
                        ======          =====            ======       =====


         Because of different methods of depreciation used for California income tax purposes than for Federal income tax purposes, the Managing General Partner anticipates that consummation of the proposed transaction would produce a gain for California income tax purposes in the amount of approximately $1,978,000, of which approximately $155,000 and $1,823,000 would be allocated to the General Partners and to the Limited Partners, respectively.

Dissolution of the Partnership

         Section 18.1(e) of the Partnership Agreement provides that the Partnership shall be dissolved upon the sale of all lodging properties or interests therein and the conversion into cash of any proceeds of sale originally received in a form other than cash.

         If the proposal is approved by a majority-in-interest of the Limited Partners, and if the proposed sale of the Property is consummated, the Partnership will be dissolved, the Managing General Partner will commence to wind up the business of the Partnership, and after payment of all expenses of the Partnership (including the expense of a final accounting for the Partnership) the remaining cash reserves of the Partnership will be distributed in accordance with the provisions of the Partnership Agreement. The Managing General Partner will then take all necessary steps toward termination of the Partnership's Certificate of Limited Partnership.

         The appraisal of the Property, dated February 20, 1998, was prepared by PKF Consulting, San Francisco, California, and indicates that the aggregate current fair market value as of January 1, 1998 was $4,100,000. PKF Consulting was selected by the Managing General Partner based on its expertise in appraising hotel and motel properties in the State of California. PKF Consulting also prepared appraisals of the motel properties of the other Plaintiff Partnerships.

     The appraised value of the Property was determined through the use of two methodologies: the sales comparison approach and the income capitalization approach.

         No limitations were imposed by the Managing General Partner on the appraiser's investigation.

         Upon request the Partnership will furnish to a Limited Partner, without charge, a copy of the appraisal. In this regard Limited Partners are cautioned to refer to the entire appraisal report, inasmuch as the opinion of value stated therein is subject to the assumptions and limiting conditions stated therein.

Furthermore, Limited Partners should be aware that appraised values are opinions and, as such, may not represent the realizable value of the Property.

         Neither the appraiser, nor any of its affiliates, has had any prior relationship with the Partnership, the Managing General Partner or any of their affiliates other than as an appraiser of the Property and the properties of the other GMS Partnerships and no future relationship other than as an appraiser is contemplated.

         The Partnership has also received an opinion from PKF Consulting to the effect that the terms of the proposed sale are fair to the Partnership.

                              FINANCIAL INFORMATION

Selected Partnership Financial Data

         Following are selected financial data of the Partnership for the period from January 1, 1993 to December 31, 1997.

                           Year Ended      Year Ended        Year Ended       Year Ended        Year Ended
                           December 31,    December 31,      December 31,     December 31,      December 31,
                               1997            1996              1995             1994              1993
                           ------------    ------------      ------------     ------------      -----------

Guest room income          $2,458,115      $2,489,982        $2,466,338       $2,526,730        $2,458,535
Restaurant income            $690,622        $655,746          $636,141         $701,900          $775,129
Net income (loss)            $(45,074)        $14,787           $78,676         $188,470           $82,208

Per Partnership Unit:
  Cash distributions           $36.80          $36.80            $36.80           $34.40            $16.00
  Net income (loss)            $(4.95)          $1.62             $8.63           $20.68             $9.02

                           December 31,  December 31,      December 31,     December 31,      December 31,
                              1997          1996              1995             1994              1993

Total assets               $2,430,463      $2,815,123        $3,127,918       $3,411,671        $3,523,707
Long-term debt                  ----         ----               ----             ----             ----


     Management's Discussion and Analysis of Financial Condition and Results of Operations

I.       Fiscal Year Financial Statements

(a)      Liquidity and Capital Resources

         The Managing General Partner believes that the Partnership's liquidity, defined as its ability to generate sufficient cash to satisfy its cash needs, is adequate. The Partnership's primary source of liquidity is its cash flow from operations. The Partnership had, as of December 31, 1997, current assets of $216,599, current liabilities of $176,765 and, therefore, an operating reserve of $39,834. The Managing General Partner's reserves target is 5% of the adjusted capital contributions, which are approximately $5,536,000. Current reserves are below the $276,800 reserves target partially because the Managing General Partner decided to pay for renovations and replacements from cash on hand rather than by incurring debt. The reserve will be replenished during the coming fiscal year to the extent made possible by operations.

         The Partnership's Property is currently unencumbered. Although no assurance can be had in this regard, the Managing General Partner believes that the Partnership's equity in its Property provides a potential source of external liquidity (through financing) in the event the Partnership's internal liquidity is impaired.

         During 1997, the Partnership expended $103,300 for renovations and replacements, of which $50,387 was capitalized. The expenditures included $25,714 for desk chairs, chairs and sleep sofas, $19,721 for parking lot repairs, $12,341 for guestroom carpet, $6,200 for security equipment, $7,478 for lamp and ballast upgrades, $5,700 for roof repairs and $7,132 for restaurant signage.

         During 1996, the Partnership expended $70,569 for renovations and replacements, of which $29,643 was capitalized. The expenditures included $11,148 for computer systems, $9,103 for replacement chairs, $5,797 for carpet, $5,195 for tub refinishing, $4,745 for roof repairs and $4,000 for pool replastering.

         The Partnership currently has no material commitments for capital expenditures. The Property is in full operation and no further property acquisitions or extraordinary capital expenditures are planned. If the Property is not sold the Managing General Partner is aware of no material trends or changes with respect to the mix or relative cost of the Partnership's capital resources. If the Property is retained adequate working capital is expected to be generated by motel operations.

(b)      Results of Operations

(i)      Combined Financial Results

         The following tables summarize the Partnership's operating results for 1995, 1996 and 1997 on a combined basis. Individual hotel and restaurant results follow in separate subsections. The income and expense numbers in the following tables are shown on an accrual basis and other payments on a cash basis.

                                       Average         Average
                                        Hotel           Hotel
                                      Occupancy         Room
Fiscal Year Ended:                       Rate           Rate
------------------------------------------------------------------

December 31, 1995                       74.9%          $60.95

December 31, 1996                       71.1%          $64.63

December 31, 1997                       68.6%          $66.30


                                             Total         Partnership
                        Total            Expenditures       Cash Flow
Fiscal Year Ended:     Revenues        and Debt Service        (1)
------------------------------------------------------------------------------

December 31, 1995      $3,213,820        $3,158,485           $55,335

December 31, 1996      $3,257,416        $2,961,860          $295,556

December 31, 1997      $3,250,726        $3,063,793          $186,933

        (1) While Partnership Cash Flow as it is used here is not an amount found in the financial statements, it is the best indicator of the annual change in the amount, if any, available for distribution to the Limited Partners. These calculations are reconciled to the financial statements in the following table.

         A reconciliation of Partnership Cash Flow (from the chart above) to Net Income (Loss) as shown on the Statements of Operations (in the audited financial statements) is as follows:

                                  1997              1996              1995
                                ------------------------------------------------
Partnership Cash Flow            $186,933          $295,556           $55,335
Net Additions to Fixed Assets      50,387            29,643           306,084
Depreciation and Amortization    (281,791)         (299,764)         (278,574)
Other Items                          (603)          (10,648)           (4,169)
                                ================================================
Net Income                       ($45,074)          $14,787           $78,676
                                ================================================

         Following is a reconciliation of Partnership Cash Flow (shown above) to the aggregate total of Cash Flow from Hotel Operations (shown in the succeeding subsection) and the Total Restaurant Net Loss (shown in the second succeeding subsection):

                                               1997          1996       1995
                                               --------------------------------
Cash Flow from Hotel Operations                $408,473    $467,476    $251,271
Total Restaurant Net Loss                      (231,552)   (182,081)   (207,886)
                                               --------------------------------
Aggregate Cash Flow from Property Operations   $176,921     285,395      43,385
Interest on Cash Reserves                         6,938       9,131      11,825
Other Income (Net of Other Expenses) Not
  Allocated to the Property                       3,074       1,030         125
                                               ================================
Partnership Cash Flow                          $186,933    $295,556     $55,335
                                              =================================

(ii)     Hotel Operations

         The following table summarizes the operating results of the hotel for 1997, 1996, and 1995. Total expenditures include the operating expenses of the hotel, together with the cost of capital improvements and those Partnership expenses properly allocable to such hotel.

                                                             Cash Flow
                                                                from
                       Total               Total                Hotel
Fiscal Year Ended:    Revenues         Expenditures          Operations
-----------------------------------------------------------------------------
December 31, 1995     $2,565,636        $2,314,365            $251,271

December 31, 1996     $2,591,465        $2,123,989            $467,476

December 31, 1997     $2,553,167        $2,144,694            $408,473

         The Partnership's hotel experienced a $38,298 or 1.5% decrease in total revenues during 1997 as compared to 1996. The decrease in average occupancy rate from 71.1% in 1996 to 68.6% in 1997 was partially offset by an increase in the average daily rate from $64.63 in 1996 to $66.30 in 1997. The occupancy generated by the group market segments declined while occupancy by the other market segments stayed about the same. The average room rate for all market segments increased due to rate increases.

         The Partnership's hotel achieved a $25,829 or 1.0% increase in total revenues during 1996 as compared to 1995. The 5% decline in the average occupancy rate was offset by the $3.68 increase in the average room rate. The occupancy generated by the government and corporate market segments declined while occupancy by the other market segments increased. The average room rate for all market segments increased due to rate increases.

         The Barstow hotel's total expenditures increased $20,705 or 1.0% during 1997 as compared to 1996. This included increases of $7,855 for additional billboards, $9,139 for central overhead allocation, $8,776 for travel agent commissions, $8,145 for legal fees and $43,879 for renovations and replacements. These increases were partially offset by reductions of $34,243 in security services.

         The Barstow hotel's total expenditures decreased $190,376 or 8.2% during 1996 as compared to 1995. This decrease is primarily attributable to the reduction in renovations and replacements. This decrease was partially offset by increased expenditures of $69,170 for security services, of $9,858 for front desk wages and salaries, of $8,589 in workers' compensation insurance, of $7,311 for print advertising, of $16,780 for commissions and of $7,250 for appraisal fees.

(iii)    Restaurant Operations

         The following table summarizes the operating results of the restaurant for 1997, 1996, and 1995:

                                         1997                         1996                          1995
                                         ----                         ----                          ----

Food Sales                           $533,750     100.0%            $506,255     100.0%         $496,097       100.0%
Cost of Food Sales                  (229,820)     -43.1%           (203,022)     -40.1%        (183,583)       -37.0%
                                 -------------           --------------------           -----------------
Gross Profit from Food Sales         $303,930      56.9%             303,233      59.9%          312,514        63.0%

Beverage Sales                        156,871     100.0%             149,490     100.0%          140,044       100.0%
Cost of Beverages Sold               (50,488)     -32.2%            (50,866)     -34.0%         (47,772)       -34.1%
                                 -------------
                                                         --------------------           -----------------
Gross Profit from Beverage Sales     $106,383      67.8%              98,624      66.0%           92,272        65.9%

                                 -------------           --------------------           -----------------
Combined Gross Profit                $410,313      59.4%             401,857      61.3%          404,786        63.6%
Restaurant Operating Expenses       (641,865)     -92.9%           (583,938)     -89.0%        (612,672)       -96.3%
                                 -------------           --------------------           -----------------

Total Restaurant Net Loss          ($231,552)     -33.5%          $(182,081)     -27.8%       $(207,886)       -32.7%
                                 =============           ====================           =================

         The Partnership's restaurant experienced a $49,471 or 27.2% increase in its net loss during 1997 as compared to 1996. There was an effort to increase restaurant sales, but the costs rose faster than revenue. Holiday Inn has modified its standards so that the restaurant operations can be reduced from 16 hours per day to six hours per day. Effective February 23, 1998, the restaurant hours were reduced to seven hours per day. Financial projections of the modified operation indicate that future restaurant operating losses will be much lower than those experienced during the last three fiscal years.

         The Partnership's restaurant achieved a $25,805 or 12.4% decrease in its net loss during 1996 as compared to 1995. The improved performance is attributable to the elimination of $20,000 in professional fees and some renovations paid in the previous year.

 II.      Interim Financial Statements

 (a)      Liquidity and Capital Resources

         As of March 31, 1998, the Partnership's current assets of $225,680 were less than its current liabilities of $316,540. The deficit is due primarily to the use of cash reserves for capital expenditures in prior years and to cash distributions to the Limited Partners. The Statement of Cash Flows for the three months ended March 31, 1998 shows that the Partnership continues to generate cash sufficient to meet its cash needs.

         The Partnership expended $14,018 on renovations and replacements during the three months ended March 31, 1998, of which $10,221 was capitalized. The expenditures included $5,221 for guestroom carpet and $5,000 for the restaurant signs.

(b)      Results of Operations

         Total Partnership income decreased $69,539 or 7.9% for the first quarter of 1998 as compared to the first quarter of 1997. Hotel room revenue decreased $51,363 or 7.3% due to a decrease in occupancy from 80.1% to 72.9% (which was partially offset by an increase in the average room rate from $66.03 to $67.23). The decrease in occupancy was due primarily to reduced military activity at Fort Irwin which has not yet held its annual training event. Restaurant revenue decreased $19,211 or 12.5% due to a reduction in daily operating hours from 16 to seven.

         Total Partnership expenses increased $97,786 or 12.4% primarily due to increases in the minimum wage and to increases in legal, appraisal and other costs associated with the proposed sale of the Property and liquidation of the Partnership.

Other Financial Information

         Items 304 and 305 of Regulation S-K promulgated by the Securities and Exchange Commission are not applicable to the Partnership. Moreover, the Managing General Partner is unaware of any "Year 2000" problems which could impact the Partnership's operations.

                              FINANCIAL STATEMENTS

                                       for

                              INFORMATION STATEMENT

                                       of

                           FAMOUS HOST LODGING V, L.P.

                                  May __, 1998

                          INDEX TO FINANCIAL STATEMENTS


FAMOUS HOST LODGING V, L.P.                                                Page

INDEPENDENT AUDITORS' REPORT ...........................................   F-1

FINANCIAL STATEMENTS:
Balance Sheets, December 31, 1997 and 1996..............................   F-2
Statements of Operations for the Years Ended
     December 31, 1997, 1996 and 1995...................................   F-3
Statements of Partners' Equity for the Years
     Ended December 31, 1997, 1996 and 1995.............................   F-4
Statements of Cash Flows for the Years Ended
     December 31, 1997, 1996 and 1995...................................   F-5
Notes to Financial Statements...........................................   F-7


Balance Sheets, March 31, 1998 and December 31, 1997 (Unaudited)........   F-12
Statements of Operations for the Three Months
     Ended March 31, 1998 and 1997 (Unaudited)..........................   F-13
Statements of Partners' Equity for the Three Months
     Ended March 31, 1998 and 1998 (Unaudited)..........................   F-14
Statements of Cash Flows for the Three Months
     Ended March 31, 1998 and 1997 (Unaudited)..........................   F-15
Notes to Financial Statements...........................................   F-16

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




To the Partners
Famous Host Lodging V, L.P.

We have audited the accompanying balance sheets of Famous Host Lodging V, L.P., a California limited partnership, as of December 31, 1997 and 1996, and the related statements of operations, partners' equity, and cash flows for each of the years in the three year period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Famous Host Lodging V, L.P. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 1997, in conformity with generally accepted accounting principles.


VOCKER KRISTOFFERSON AND CO.


February 26, 1998
San Mateo, California


                                       F-1
e-super8/s8597fs.wp8.wpd




                           FAMOUS HOST LODGING V, L.P.
                       (A California Limited Partnership)
                                 BALANCE SHEETS
                           December 31, 1997 and 1996


                                                        ASSETS

                                                                                      1997             1996
                                                                                  ------------     --------
Current Assets:
   Cash and temporary investments (Notes 1, 3, 8 and 9)                            $  146,113       $  246,283
   Accounts receivable                                                                 32,624           24,531
   Prepaid expenses                                                                    37,862           39,762
                                                                                   ----------      -----------
      Total Current Assets                                                            216,599          310,576
                                                                                    ---------       ----------

Property and Equipment (Note 2):
   Building                                                                         4,077,604        4,077,604
   Furniture and equipment                                                          1,294,151        1,253,417
   Projects in progress                                                                -                58,444
                                                                                -------------      -----------
                                                                                    5,371,755        5,389,465
   Accumulated depreciation and amortization                                        (3,190,183)      (2,917,212)
                                                                                    ----------       ----------
      Property and Equipment, Net                                                   2,181,572        2,472,253
                                                                                   ----------       ----------

Other Assets                                                                           32,294           32,294
                                                                                  -----------      -----------

             Total Assets                                                          $2,430,465       $2,815,123
                                                                                   ==========       ==========

                                           LIABILITIES AND PARTNERS' EQUITY

Current Liabilities:
   Accounts payable and accrued liabilities                                         $ 165,909       $  184,017
   Due to related parties                                                              10,856              322
                                                                                   ----------     ------------

      Total Liabilities                                                               176,765          184,339
                                                                                    ---------      -----------


Contingent Liabilities and Lease Commitments (Notes 4 and 5)

Partners' Equity:
   General Partners                                                                     3,385            3,836
   Limited Partners                                                                 2,250,315        2,626,948
                                                                                    ---------       ----------
      Total Partners' Equity                                                        2,253,700        2,630,784
                                                                                    ---------       ----------

             Total Liabilities and Partners' Equity                                $2,430,465       $2,815,123
                                                                                   ==========       ==========


                 See accompanying notes to financial statements.
                                       F-2




                           FAMOUS HOST LODGING V, L.P.
                       (A California Limited Partnership)
                            STATEMENTS OF OPERATIONS



                                                                                 Years Ended December 31:
                                                                        1997              1996                1995
                                                                    ------------     ------------         ---------
Income:
   Guest room                                                        $2,458,115        $2,489,982        $2,466,338
   Restaurant                                                           690,622           655,746           636,141
   Telephone and vending                                                 55,707            65,512            54,893
   Interest                                                               6,938             9,131            11,825
   Other                                                                 39,344            37,045            44,624
                                                                   ------------       -----------        ----------
       Total Income                                                   3,250,726         3,257,416         3,213,821
                                                                    -----------        ----------        ----------


Expenses:
   Hotel and restaurant operations (Notes 4, 5 and 6)                 2,774,813         2,701,717         2,634,845
   General and administrative (Note 4)                                   77,356            78,787            61,637
   Depreciation and amortization (Note 2)                               281,791           299,764           278,574
   Property management fees (Note 4)                                    161,840           162,361           160,089
                                                                    -----------       -----------        ----------
       Total Expenses                                                 3,295,800         3,242,629         3,135,145
                                                                     ----------        ----------        ----------

       Net Income (Loss)                                            $   (45,074)     $    14,787       $    78,676
                                                                     ===========      ===========       ===========




Net Income (Loss) Allocable to General Partners                           $(451)            $148              $787
                                                                           =====             ====             ====

Net Income (Loss) Allocable to Limited Partners                        $(44,623)          $14,639          $77,889
                                                                       ========           =======          =======

Net Income (Loss) Per Partnership Unit (Note 1)                           $4.95             $1.62            $8.63
                                                                          =====             =====            =====

Distributions to Limited Partners Per
   Partnership Unit (Note 1)                                             $36.80            $36.80           $36.80
                                                                         ======            ======           ======



                 See accompanying notes to financial statements.
                                       F-3




                           FAMOUS HOST LODGING V, L.P.
                       (A California Limited Partnership)
                         STATEMENTS OF PARTNERS' EQUITY



                                                                                Years Ended December 31:
                                                                        1997             1996              1995
                                                                     ----------       ----------       --------
General Partners:
   Balance, beginning of year                                         $   3,836     $     3,688         $   2,901
   Net income (Loss)                                                       (451)            148               787
                                                                     -----------    ------------        ----------
       Balance, End of Year                                               3,385           3,836             3,688
                                                                     ----------     ------------        ----------


Limited Partners:
   Balance, beginning of year                                         2,626,948       2,944,319         3,198,440
   Net income (Loss)                                                    (44,623)         14,639            77,889
   Less: Cash distribution to limited partners                         (332,010)       (332,010)         (332,010)
                                                                     -----------     -----------        ----------
       Balance, End of Year                                           2,250,315       2,626,948         2,944,319
                                                                     ----------       ----------        ----------


       Total Partners' Equity                                        $2,253,700      $2,630,784        $2,948,007
                                                                     ==========      ==========        ==========




                 See accompanying notes to financial statements.
                                       F-4




                           FAMOUS HOST LODGING V, L.P.
                       (A California Limited Partnership)
                            STATEMENTS OF CASH FLOWS



                                                                                 Years Ended December 31:
                                                                         1997             1996             1995
                                                                    ------------     ------------      --------

Cash Flows From Operating Activities:
   Received from hotel and restaurant operations                     $3,237,065       $3,255,807        $3,224,408
   Expended for hotel and restaurant operations
     and general and administrative expenses                         (2,963,719)      (2,942,661)       (2,878,610)
   Interest received                                                      8,651            8,216            11,223
                                                                   ------------     ------------       -----------
       Net Cash Provided by Operating Activities                        281,997          321,362           357,021
                                                                    -----------      -----------       -----------


Cash Flows From Investing Activities:
   Proceeds from sale of property and equipment                             230              500             3,060
   Purchases of property and equipment                                  (50,387)         (29,643)         (306,084)
                                                                     -----------     -----------        ----------
       Net Cash Used by Investing Activities                            (50,157)         (29,143)         (303,024)
                                                                     -----------     -----------        ----------


Cash Flows From Financing Activities:
   Distributions paid to limited partners                              (332,010)        (332,010)         (332,010)
                                                                      ----------      -----------        ----------
       Net Cash Used by Financing Activities                            (332,010)       (332,010)         (332,010)
                                                                      ----------      -----------        ----------


       Net Increase (Decrease) in Cash
         and Temporary Investments                                      (100,170)        (39,791)         (278,013)


Cash and Temporary Investments:
   Beginning of year                                                    246,283          286,074           564,087
                                                                     ----------      -----------        ----------

        End of Year                                                   $ 146,113       $  246,283        $  286,074
                                                                      =========       ==========        ==========



                 See accompanying notes to financial statements.
                                       F-5




                           FAMOUS HOST LODGING V, L.P.
                       (A California Limited Partnership)
                      STATEMENTS OF CASH FLOWS (Continued)



                                                                                Years Ended December 31:
                                                                         1997             1996             1995
                                                                     -----------       ----------       -------
Reconciliation of Net Income (Loss) to Net Cash
  Provided by Operating Activities:

   Net income (loss)                                                   $ (45,074)       $ 14,787          $ 78,676
                                                                       ----------       --------          --------

   Adjustments  to  reconcile  net  income  to
    net cash  provided  by  operating
    activities:
       Depreciation and amortization                                    281,791          299,764           278,574
       (Gain) loss on disposition of property and equipment              59,047             (500)            4,170
       (Increase) decrease in accounts receivable                        (8,093)           6,607            21,810
       (Increase) decrease in prepaid expenses                            1,900           (3,724)            5,210
       (Increase) decrease in other assets                                 -                 -              (1,000)
       Increase (decrease) in accounts payable and
         accrued liabilities                                            (18,108)           4,106           (18,863)
       Increase (decrease) in due to related parties                     10,534              322           (11,556)
                                                                     ----------       ----------         ---------
           Total Adjustments                                            327,071          306,575           278,345
                                                                      ---------         --------         ---------

           Net Cash Provided By Operating Activities                   $281,997         $321,362          $357,021
                                                                       ========         ========          ========




                 See accompanying notes to financial statements.
                                       F-6

                           FAMOUS HOST LODGING V, L.P.
                       (A California Limited Partnership)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - THE PARTNERSHIP

Famous Host Lodging V, L.P. is a limited partnership organized under California law on January 17, 1984, to acquire and/or develop and operate hotel properties in the State of California. The term of the Partnership expires December 31, 2023, and may be dissolved earlier under certain circumstances. On February 13, 1991 the Partnership Agreement was amended to change the name of the Partnership from "Super 8 Lodging V, Ltd." to "Famous Host Lodging V, L.P." The hotel in Barstow, California was opened in December 1985. In 1987 the Partnership commenced operation of a family restaurant and cocktail lounge immediately adjacent to the hotel. The Partnership grants credit to customers, substantially all of which are local businesses.

The managing general partner is Grotewohl Management Services, Inc., the fifty percent stockholder and officer of which is Philip B. Grotewohl. In addition, there is one individual associate general partner.

The net income or net loss of the Partnership is allocated 1% to the General Partners and 99% to the Limited Partners. Net income (loss) and distributions per partnership unit are based upon 9,022 units outstanding. All partnership units are owned by the Limited Partners.

The partnership agreement requires that the Partnership maintain working capital reserves for normal repairs, replacements, working capital and contingencies in an amount of at least 5% of gross proceeds of the public offering of units as adjusted for distributions of sales proceeds ($276,799 at December 31, 1997). As of December 31, 1997, the Partnership had working capital of only $39,834 due to capital renovations made during 1996 and distributions to limited partners in 1996 and 1997.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Items of Partnership income or loss are passed through to the individual partners for income tax purposes, along with any income tax credits. Therefore, no federal or California income taxes are provided for in the financial statements of the Partnership. At December 31, 1997, assets and liabilities on a tax basis were approximately $750,000 lower than on a book basis due to accelerated depreciation methods used for tax purposes.

Property and equipment are recorded at cost. Depreciation and amortization are computed using the following estimated useful lives and methods:

         Description                  Methods                 Useful Lives
         -----------                  -------                 ------------
     Building and components      150% declining balance      10-25 years
                                  and straight-line

     Furniture and equipment      200% declining balance       4-7 years
                                  and straight-line


Costs incurred in connection with maintenance and repair are charged to expense. Major renewals and betterments that materially prolong the lives of assets are capitalized.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                           FAMOUS HOST LODGING V, L.P.
                       (A California Limited Partnership)
                    NOTES TO FINANCIAL STATEMENTS (Continued)




NOTE 3 - CASH AND TEMPORARY INVESTMENTS

Cash and temporary investments as of December 31, 1997 and 1996 consist of the following:

                                                1997              1996
                                              --------          ------
    Cash in bank                             $  71,809          $ 57,133
    Money market accounts                       74,304            89,150
    Certificates of deposit                      -               100,000
                                              --------          --------
        Total Cash and Temporary Investments  $146,113          $246,283
                                              ========          ========


Temporary investments are recorded at cost, which approximates market value. The Partnership considers temporary investments and all highly liquid marketable securities with original maturities of five months or less to be cash equivalents for purposes of the statement of cash flows.

NOTE 4 - RELATED PARTY TRANSACTIONS

Property Management Fees
The General Partners, or their affiliates, handle the management of the hotel property of the Partnership. The fee for this service is 5% of the gross revenues from Partnership operations, as defined in the partnership agreement, and amounted to $161,840 in 1997, $162,361 in 1996 and $160,089 in 1995.

Subordinated Distributions to General Partners
During the Partnership's operational stage, the General Partners are to receive an aggregate of 10% of Partnership distributions from cash available for distribution, of which 9% will constitute a fee for managing the Partnership and 1% will be on account of their interest in the income and losses of the Partnership. These distributions are subordinated, however, to payment to each Limited Partner during such year of distributions from cash available for distribution equal to a 14% per annum non-cumulative return on his adjusted capital contribution. Through December 31, 1997, the Limited Partners have not received a 14% non-cumulative return in any year, therefore no distributions have been made or have accrued to the General Partners.

Subordinated Incentive Distributions
Under the terms of the partnership agreement, the General Partners are to receive an aggregate of 15% of Partnership distributions of net proceeds from the sale or refinancing of Partnership properties. The aggregate distribution of 15% is composed of a 14% subordinated incentive fee as additional compensation for services rendered by the General Partners and the 1% on account of their interest in the income and losses of the Partnership. These distributions are subordinated, however, to net proceeds from the sale or refinancing of Partnership properties remaining after distribution to the Limited Partners of any portion thereof required to cause distributions to the Limited Partners from all sources to be equal to their capital contributions plus 10% per annum cumulative return on their adjusted capital contributions. At December 31, 1997, the Limited Partners had not received the 10% per annum cumulative return, and accordingly, no such proceeds have been distributed to the General Partners.

                           FAMOUS HOST LODGING V, L.P.
                       (A California Limited Partnership)
                    NOTES TO FINANCIAL STATEMENTS (Continued)



NOTE 4 - RELATED PARTY TRANSACTIONS (Continued)

Administrative Expenses Shared by the Partnership and Its Affiliates
There are certain administrative expenses allocated between the Partnership and other partnerships managed by the General Partners and their affiliates. These expenses, which are allocated based on usage, are telephone, data processing, rent of the administrative office, and administrative salaries. The administrative expenses allocated to the Partnership were approximately $230,000 in 1997, $225,000 in 1996 and $223,000 in 1995 and are included in general and administrative expenses and hotel and restaurant operations expenses in the accompanying statements of operations. Included in administrative salaries are allocated amounts paid to two employees who are related to Philip B. Grotewohl, the fifty percent stockholder of Grotewohl Management Services, Inc. (see Note
1), the General Partner.

NOTE 5 - LEASE COMMITMENTS

The Partnership leases 3.05 acres of land in Barstow, California for a term of 50 years beginning in 1984. The Partnership has the right to extend the lease for three consecutive periods of ten years each. The base rent payments are subject to annual upward or downward adjustments based on changes in the Consumer Price Index. The Partnership also leases the site adjacent to its Barstow hotel that contains a restaurant and lounge. The lease provides for a 20-year term ending December 31, 2010 with an option to terminate this lease after termination of the Holiday Inn license agreement. The option cannot be exercised before the tenth year of the renewal term and requires six months written notice.

Both leases contain provisions requiring the lessee to pay all property taxes and assessments. The leases provide for payment of the excess of percentage rent over the base rent. The percentage rent is 9% of the combined gross hotel room revenues and gross restaurant and lounge sales.

Rental expense under these leases incurred by the Partnership amounted to $299,375 in 1997, $299,569 in 1996 and $297,167 in 1995. Such amounts are included in hotel and restaurant operations expense in the accompanying statements of operations.

Future lease commitments at December 31, 1997, using the current minimum monthly amounts, are as follows:


Years Ended                           Hotel Land     Restaurant
December 31:                            Lease           Lease          Total
-----------                           ----------     ----------        -----
  1998                                $  163,428    $   116,688    $   280,116
  1999                                   163,428        116,688        280,116
  2000                                   163,428        116,688        280,116
  2001                                   163,428        116,688        280,116
  2002                                   163,428        116,688        280,116
  2003-2035                            5,147,982        933,504      6,081,486
                                      ----------    -----------     ----------

Total minimum future lease payments   $5,965,122     $1,516,944     $7,482,066
                                      ==========     ==========     ==========

                           FAMOUS HOST LODGING V, L.P.
                       (A California Limited Partnership)
                    NOTES TO FINANCIAL STATEMENTS (Continued)





NOTE 6 - HOTEL AND RESTAURANT OPERATING EXPENSES

The following table summarizes the major components of hotel and restaurant operating expenses for the following years:


                                                               1997                  1996                 1995
                                                               ----                  ----                 ----
Salaries and related expenses                              $  866,496           $   808,586            $ 789,516
Cost of food and beverage                                     280,607               253,888              231,355
Rent                                                          301,054               301,606              297,168
Franchise, advertising and reservation fees                   175,932               179,762              177,711
Utilities                                                     201,671               204,251              214,662
Allocated costs, mainly indirect salaries                     186,004               184,064              181,607
Renovations and replacements                                   52,913                40,926               77,384
Other operating expenses                                      710,136               728,634              665,442
                                                           ----------           -----------            ---------

          Total hotel and restaurant
              operating expenses                           $2,774,813            $2,701,717           $2,634,845
                                                           ==========            ==========           ==========


NOTE 7 - COMMITMENTS

Franchise Fees
In February 1991, the Partnership obtained a ten-year franchise agreement with Holiday Inns, Inc. to operate its Barstow hotel and restaurant under the name "Holiday Inn." The Partnership pays monthly franchise fees of 4% of gross room revenues of the hotel and makes monthly contributions of 1 1/2% and 1% of guest room revenues to a marketing fund and reservation fund, respectively.

NOTE 8 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of cash and temporary investments approximates fair value because of the short-term maturity of those investments.

NOTE 9 - CONCENTRATION OF CREDIT RISK

The Partnership maintains its cash accounts in five commercial banks located in California. Accounts at each bank are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000 per bank. A summary of the total uninsured cash balances (not reduced by outstanding checks) as of December 31, 1997 follows:

          Total cash in all California banks                    $177,077
          Portion insured by FDIC                               (131,674)
                                                                 -------
            Uninsured cash balance                              $ 45,403
                                                                ========

                           FAMOUS HOST LODGING V, L.P.
                       (A California Limited Partnership)
                    NOTES TO FINANCIAL STATEMENTS (Continued)



NOTE 10 - LEGAL PROCEEDINGS AND SUBSEQUENT EVENT

On October 27, 1997, a complaint was filed in the United States District Court by the Managing General Partner naming as defendants Everest/Madison Investors, LLC, Everest Lodging Investors, LLC, Everest Properties II, LLC, Everest Properties, Inc., W. Robert Kohorst, David I. Lesser, The Blackacre Capital Group, L.P., Blackacre Capital Management Corp., Jeffrey B. Citron, Ronald J. Kravit, and Stephen P. Enquist. The complaint alleged that the defendants violated certain provisions of the Security and Exchange Act of 1934 and sought injunctive and declarative relief.

On October 28, 1997, a complaint was filed in the Superior Court of the State of California, Sacramento County by Everest Lodging Investors, LLC and Everest/Madison Investors, LLC as plaintiffs against the General Partners of the Partnership and four other partnerships which have common general partners as nominal defendants. The complaint pertained to the receipt by the defendants of franchise fees and reimbursement of expenses, the indications of interest made by the plaintiffs in purchasing the properties of the nominal defendants, and the alleged refusal of the defendants to provide information required by the terms of the Partnership's partnership agreement and California law.

On February 20, 1998, the parties entered into a settlement agreement and both of the above complaints were dismissed. Pursuant to the terms of the settlement agreement, the General Partner has agreed to proceed with the marketing for sale of the properties of the Partnerships, among other things, if by June 30, 1998, it receives an offer to purchase one or more properties for a cash price equal to 75% or more of the appraised value. In addition, the General Partner has agreed to submit the offer for approval to the limited partners as required by the partnership agreements and applicable law. The General Partner has also agreed that upon the sale of one or more properties, to distribute promptly the proceeds of the sale after payment of payables and retention of reserves to pay anticipated expenses. The Everest Defendants agreed not to generally solicit the acquisition of any additional units of the Partnerships without first filing the necessary documents with the SEC. Under the terms of the settlement agreement, the Partnerships have agreed to reimburse the Everest Defendants for certain costs not to exceed $60,000, to be allocated among the Partnerships. Of this amount, the Partnership will pay approximately $12,000 during the year ended December 31, 1998.

                           FAMOUS HOST LODGING V, L.P.
                       (A California Limited Partnership)
                             Statement of Operations
               For the Three Months Ending March 31, 1998 and 1997



                                                                                       3/31/98                  12/31/97
                                                                                 ---------------------    ---------------------

                                     ASSETS
Current Assets:
   Cash and temporary investments                                              $              209,674   $              146,113
   Accounts receivable                                                                         30,534                   32,624
   Prepaid expenses                                                                            15,472                   37,862
                                                                                 ---------------------    ---------------------
    Total current assets                                                                      255,680                  216,599
                                                                                 ---------------------    ---------------------

Property and Equipment:
   Buildings                                                                                4,077,604                4,077,604
   Furniture and equipment                                                                  1,304,372                1,294,151
                                                                                 ---------------------    ---------------------
                                                                                            5,381,976                5,371,755
   Accumulated depreciation                                                               (3,255,299)              (3,190,183)
                                                                                 ---------------------    ---------------------

    Property and equipment, net                                                             2,126,677                2,181,572
                                                                                 ---------------------    ---------------------

Other Assets:                                                                                  32,294                   32,294
                                                                                 ---------------------    ---------------------

    Total Assets                                                               $            2,414,651   $            2,430,465
                                                                                 =====================    =====================

                                                  LIABILITIES AND PARTNERS' EQUITY
Current Liabilities:
   Accounts payable and accrued liabilities                                                   316,540                  176,765
                                                                                 ---------------------    ---------------------
    Total liabilities                                                                         316,540                  176,765
                                                                                 ---------------------    ---------------------

Contingent Liabilities (See Note 1)

Partners' Equity:
   General Partners                                                                             2,659                    3,385
   Limited Partners                                                                         2,095,452                2,250,315
                                                                                 ---------------------    ---------------------
    Total partners' equity                                                                  2,098,111                2,253,700
                                                                                 ---------------------    ---------------------

Total Liabilities and Partners' Equity                                         $            2,414,651   $            2,430,465
                                                                                 =====================    =====================


                                    UNAUDITED
    The accompanying notes are an integral part of the financial statements.
                                      F-12
e-super8/s8598fs.doc

                           FAMOUS HOST LODGING V, L.P.
                       (A California Limited Partnership)
                             Statement of Operations
               For the Three Months Ending March 31, 1998 and 1997

                                           Three Months             Three Months
                                              Ended                    Ended
                                             3/31/98                  3/31/97
                                     ------------------    ---------------------

Income:
    Hotel room                       $         652,776   $              704,139
    Restaurant                                 135,024                  154,235
    Telephone and vending                       12,994                   14,480
    Interest                                       801                    1,692
    Other                                       13,292                    9,880
                                       ----------------    ---------------------
     Total Income                              814,887                  884,426
                                       ----------------    ---------------------

Expenses:
    Motel operating expenses (Note 2)          629,363                  652,966
    General and administrative                 152,477                   22,756
    Depreciation and amortization               65,116                   69,753
    Property management fees                    40,518                   44,213
                                       ----------------    ---------------------
     Total Expenses                            887,474                  789,688
                                       ----------------    ---------------------

    Net Income (Loss)                $        (72,587)   $               94,738
                                       ================    =====================

Net Income (Loss) Allocable
 to General Partners                            ($726)                     $947
                                       ================    =====================

Net Income (Loss) Allocable
 to Limited Partners                         ($71,861)                  $93,791
                                       ================    =====================

Net Income (Loss)
 per Partnership Unit                          ($7.97)                   $10.40
                                       ================    =====================

Distribution to Limited Partners
 per Partnership Unit                            $9.20                    $9.20
                                       ================    =====================



                                    UNAUDITED
    The accompanying notes are an integral part of the financial statements.

                           FAMOUS HOST LODGING V, L.P.
                       (A California Limited Partnership)
                    Statement of Changes in Partners' Equity
               For the Three Months Ending March 31, 1998 and 1997

                                              1998                     1997
                                   --------------------    ---------------------

General Partners:
 Balance at beginning of year       $            3,385   $                3,836
 Net income (loss)                                (726)                     947
                                      -----------------    ---------------------
  Balance at end of period                       2,659                    4,783
                                      -----------------    ---------------------


Limited Partners:
 Balance at beginning of year                2,250,315                2,626,948
 Net income (loss)                             (71,861)                  93,791
 Distributions to limited partners             (83,002)                 (83,002)
                                      -----------------    ---------------------
  Balance at end of period                   2,095,452                2,637,737
                                      -----------------    ---------------------

  Total Partners' Equity            $        2,098,111   $            2,642,520
                                      =================    =====================




                                    UNAUDITED
    The accompanying notes are an integral part of the financial statements.
                                      F-14



                           FAMOUS HOST LODGING V, L.P.
                       (A California Limited Partnership)
                             Statement of Cash Flows
               For the Three Months Ending March 31, 1998 and 1997

                                                                                         1998                     1997
                                                                                 ---------------------    ---------------------
Cash flows from operating activities:
   Received from hotel and restaurant revenues                                 $              816,176   $              873,307
   Expended for hotel and restaurant operation
    and general and administrative expenses                                                 (660,193)                (645,610)
   Interest received                                                                              801                    1,187
                                                                                 ---------------------    ---------------------
      Net cash provided (used) by operating activities                                        156,784                  228,884
                                                                                 ---------------------    ---------------------

Cash flows from investing activities:
   Purchases of property and equipment                                                       (10,221)                 (20,648)
   Proceeds from sale of equipment                                                                                         230
                                                                                 -
                                                                                 ---------------------    ---------------------
      Net cash provided (used) by investing activities                                       (10,221)                 (20,418)
                                                                                 ---------------------    ---------------------

Cash flows from financing activities:
   Distributions paid to limited partners                                                    (83,002)                 (83,002)
                                                                                 ---------------------    ---------------------
      Net cash provided (used) by operating activities                                       (83,002)                 (83,002)
                                                                                 ---------------------    ---------------------

      Net increase in cash and temporary investments                                           63,561                  125,464

      Cash and Temporary Investments:
         Beginning of year                                                                    146,113                  246,283
                                                                                 ---------------------    ---------------------
            End of Period                                                      $              209,674   $              371,747
                                                                                 =====================    =====================

Reconciliation  of net income  (loss) to net cash  provided  (used) by operating activities:
   Net income (loss)                                                           $             (72,587)   $               94,738
                                                                                 ---------------------    ---------------------
   Adjustments to reconcile net income to net cash used by operating activities:
      Depreciation and amortization                                                            65,116                   69,753
      (Gain) loss on disposition of property and equipment                                          -                     (230)

      (Increase) decrease in accounts receivable                                                2,090                  (9,932)
      (Increase) decrease in prepaid expenses                                                  22,390                   18,031
      Increase (decrease) in accounts payable
        and accrued liabilities                                                               139,775                   56,524
                                                                                 ---------------------    ---------------------
             Total adjustments                                                                229,371                  134,146
                                                                                 ---------------------    ---------------------
             Net cash provided (used) by
               operating activities                                            $              156,784   $              228,884
                                                                                 =====================    =====================

                                    UNAUDITED
    The accompanying notes are an integral part of the financial statements.

                           FAMOUS HOST LODGING V, L.P.
                       (A California Limited Partnership)
                          Notes to Financial Statements
                             March 31, 1998 and 1997

Note 1:
The attached interim financial statements include all adjustments (consisting of only normal recurring adjustments) which are, in the opinion of management, necessary to a fair statement of the results for the period presented.

Users of these interim financial statements should refer to the audited financial statements for the year ended December 31, 1997 for a complete disclosure of significant accounting policies and practices and other detail necessary for a fair presentation of the financial statements

In accordance with the partnership agreement, the following information is presented related to fees paid to the General Partners or affiliates for the period.

   Property Management Fees                                     $40,518

In February, 1991 the Partnership terminated its franchise and its affiliation with Super 8 Motels, Inc. and began operating as a Holiday Inn. Accordingly, no franchise or advertising fees have been paid to the General Partners or their affiliates for the period

Partnership  management  fees  and  subordinated  incentive   distributions  are
contingent in nature and none have been accrued or paid during the current period.

Note 2:
The following table summarizes the major components of hotel operating expenses for the periods reported:

                                                         Three Months             Three Months
                                                            Ended                    Ended
                                                           3/31/98                  3/31/97
                                                     ---------------------    ---------------------
Salaries and related expenses                      $              200,632   $              213,730
Cost of food and beverage                                          47,639                   60,548
Rent                                                               75,321                   81,817
Franchise, advertising and reservation fees                        46,533                   49,846
Utilities                                                          42,907                   43,581
Allocated costs, mainly indirect salaries                          49,761                   44,110
Renovations and replacements                                        3,797                    4,080
Other operating expenses                                          162,773                  155,254
                                                     ---------------------    ---------------------
 Total hotel and restaurant operating expenses     $              629,363   $              652,966
                                                     =====================    =====================

The following additional material contingencies are required to be restated in interim reports under federal securities law: None.

                                                                  APPENDIX 1


                                                            PRELIMINARY COPY

                           FAMOUS HOST LODGING V, L.P.




                  Notice of Proposed Action By Written Consent


TO THE LIMITED PARTNERS OF
FAMOUS HOST LODGING V, L.P.:

The Limited Partners of FAMOUS HOST LODGING V, L.P. (the "Partnership"), are being asked by the Partnership and the Managing General Partner to consider and approve by written consent the proposed sale of substantially all of the Partnership's assets.

The Limited Partners of the Partnership are entitled to vote on the proposal by completing, executing and returning to the Partnership the enclosed form of Action by Written Consent of Limited Partners.

PLEASE FILL IN, DATE AND SIGN THE ENCLOSED POSTPAID CONSENT CARD AND RETURN IT PROMPTLY. ONLY CONSENTS RECEIVED ON OR BEFORE JULY ____, 1998 (UNLESS EXTENDED BY THE MANAGING GENERAL PARTNER PURSUANT TO NOTICE MAILED TO THE LIMITED PARTNERS) WILL BE COUNTED TO DETERMINE WHETHER THE PROPOSAL IS APPROVED.


May ___, 1998


Grotewohl Management Services, Inc.,
a California corporation,
Managing General Partner

                                                                   APPENDIX 2

                                                             PRELIMINARY COPY



                  ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS

                           FAMOUS HOST LODGING V, L.P.
                                  2030 J Street
                          Sacramento, California 95814
                                 (916) 442-9183


THIS CONSENT IS SOLICITED ON BEHALF OF THE PARTNERSHIP AND THE MANAGING GENERAL PARTNER.

The undersigned votes all the units of limited partnership interest of Famous Host Lodging V, L.P. of record by him, her or it as follows:

                  PROPOSAL TO APPROVE THE SALE OF SUBSTANTIALLY ALL OF THE
                  PARTNERSHIP'S   ASSETS,   as  described  in  the   Information
                  Statement dated May ___, 1998. Please mark one of the following:

                           FOR [  ]         AGAINST [  ]       ABSTAIN [  ]

This Consent, when properly executed and returned to the Partnership, will be voted in the manner directed herein by the undersigned limited partner.

IF NO DIRECTION IS MADE, THIS CONSENT, IF SO EXECUTED AND RETURNED, WILL BE VOTED FOR THE PROPOSAL SET FORTH ABOVE.

Please sign exactly as name   When Units are held by joint tenants, both should
appears below:                sign.  When signing as attorney, executor,
                              administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

DATED:             , 1998
                              -----------------------------------
                              Signature

                              -----------------------------------
                              Additional signature, if held jointly

PLEASE MARK, SIGN, DATE AND
RETURN THIS
POSTPAID CONSENT CARD.